Exhibit 99.1

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES SECOND QUARTER EARNINGS

Earnings Per Share up 2% for the Second Quarter and 7% for the first Six Months of 2005.

CRESTVIEW HILLS, KENTUCKY, July 21, 2005 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the second quarter and the six months ended June 30, 2005. For the second quarter and the first six months of 2005, the Company reported an increase in diluted net income per share of 2% and 7% respectively, as compared to the same periods in 2004. Highlighting 2005 results was net interest income which increased 12% ($903,000) from the second quarter of 2004 and 12% (1,750,000) from the six months ended June 30, 2004. These increases were offset by decreases in gains on the sale of mortgage loans of 43% ($204,000) and 44% ($352,000), respectively, for the same periods.

A summary of the Company’s interim results follows:

Second Quarter ended June 30,	2005	2004	Change
Net income	$2,615,000	$2,602,000	0%
Net income per share, basic	$0.44	$0.44	0%
Net income per share, diluted	$0.44	$0.43	2%

Six Months ended June 30,	2005	2004	Change
Net income	$5,160,000	$4,913,000	5%
Net income per share, basic	$.87	$.82	6%
Net income per share, diluted	$.87	$.81	7%

Net interest income increased $903,000 or 12% in the second quarter of 2005, as compared to the same period in 2004. The increase was both the result of an increase in loans outstanding and a favorable rate variance from the second quarter of 2004. This growth and favorable rate environment helped increase the net interest margin from 3.99% in the second quarter of 2004 to 4.15% in the second quarter of 2005. The provision for loan losses increased by $125,000 (36%) in the second quarter of 2005 as compared to the same period in 2004, resulting primarily from higher losses.

Non-interest income increased 6% ($133,000) in the second quarter of 2005, as compared to the same period in 2004, while non-interest expense increased 17% ($908,000) from the same period last year. Increases in service charge income (up $146,000, 15%), bankcard transaction revenue (up $59,000, 28%) and fees from the issuance of standby letters of credit (up $84,000, 335%) offset decreases in gains on the sale of mortgage loans (down $204,000, 43%). This decrease in gains on the sale of mortgage loans was a result of a saturated mortgage loan refinancing market. The largest increases in non-interest expense were salaries and employee benefits expense (up $414,000, 16%) and occupancy and equipment expense (up $193,000, 24%). These non-interest expense increases were due in part to the opening of the Bank’s cash management operations center in February.

Total assets were $873 million at the end of the second quarter of 2005, which was $40 million or 5% higher than the same date a year ago. Total loans grew $42 million or 6% from June of 2004 and were funded by an increase in deposits of $43 million or 6% from the end of the second quarter of 2004.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Second Quarter Comparison				Six months ended June 30, Comparison
	6/30/05	6/30/04	% Change		2005	2004	% Change
Income Statement Data
Net interest income	$8,237	$7,334	12%		$16,148	$14,398	12%
Provision for loan losses	475	350	36%		825	675	22%
Service charges on deposit accounts	1,092	946	15%		1,883	1,792	5%
Gains on the sale of mortgage loans	276	480	(43)%		451	803	(44)%
Other non-interest income	972	781	24%		1,927	1,520	27%
Salaries and employee benefits expense	3,007	2,593	16%		5,764	5,130	12%
Occupancy and equipment expense	987	794	24%		1,928	1,629	18%
Other non-interest expense	2,216	1,915	16%		4,217	3,757	12%
Net income	2,615	2,602	0%		5,160	4,913	5%

Per Share Data
Basic earnings per share	$0.44	$0.44	0%		$.87	$.82	6%
Diluted earnings per share	0.44	0.43	2%		.87	.81	7%
Cash dividends declared	0.00	0.00	0%		0.14	0.11	27%

Earnings Performance Data
Return on equity	13.74%	15.07%	(133	)bps	13.78%	14.37%	(59	)bps
Return on assets	1.20%	1.27%	(7	)bps	1.19%	1.21%	(2	)bps
Net interest margin	4.15%	3.99%	16	bps	4.12%	3.95%	17	bps

					6/30/05	6/30/04	% Change
Balance Sheet Data
Investments					$59,468	$50,233	18%
Total loans					733,579	692,025	6%
Allowance for loan losses					7,364	7,180	3%
Total assets					872,841	833,204	5%
Total deposits					740,192	696,936	6%
Total borrowings					49,675	62,238	(20)%
Stockholders’ equity					77,230	69,687	11%

Asset Quality Data
Allowance for loan losses to total loans					1.00%	1.04%
Non-performing loans to total loans					.94%	.48%
Annualized charge-offs to average loans					.19%	.11%

	Five-Quarter Comparison
	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04
Income Statement Date
Net interest income	$8,237	$7,911	$7,881	$7,714	$7,334
Provision for loan losses	475	350	500	500	350
Service charges on deposit accounts	1,092	791	894	994	946
Gains on the sale of mortgage loans	276	175	256	222	480
Other non-interest income	972	955	985	805	781
Salaries and employee benefits expense	3,007	2,757	2,601	2,655	2,593
Occupancy and equipment expense	987	941	860	868	794
Other non-interest expense	2,216	2,001	2,068	2,034	1,915
Net income	2,615	2,545	2,680	2,465	2,602

Per Share Data
Basic earnings per share	$0.44	$0.43	$0.45	$0.42	$0.44
Diluted earnings per share	0.44	0.43	0.45	0.41	0.43
Cash dividends declared	0.00	0.14	0.00	0.12	0.00

Earnings Performance Data
Return on equity	13.74%	13.83%	14.70%	14.09%	15.07%
Return on assets	1.20%	1.18%	1.23%	1.17%	1.27%
Net interest margin	4.15%	4.09%	4.00%	4.05%	3.99%

	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04
Balance Sheet Data
Investments	$59,468	$60,632	$64,266	$48,633	$50,233
Total loans	733,579	727,525	719,157	712,275	692,025
Allowance for loan losses	7,364	7,320	7,214	7,385	7,180
Total assets	872,841	880,200	878,129	853,444	833,204
Total deposits	740,192	731,479	752,800	708,486	696,936
Total borrowings	49,675	68,637	46,734	68,656	62,238
Stockholders’ equity	77,230	74,547	73,664	71,084	69,687

Asset Quality Data
Allowance for loan losses to total loans	1.00%	1.01%	1.00%	1.04%	1.04%
Non-performing loans to total loans	.94%	.72%	.72%	.61%	.48%
Annualized charge-offs to average loans	.19%	.14%	.19%	.17%	.11%

About BKFC

BKFC, a bank holding company with assets of approximately $873 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-six branch locations and forty ATM’s in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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